SUB-ITEM 77I

Terms of new or amended securities

On March 18, 2015, Form Type 485(b), Accession No. 0000827060-15-000011, an amendment to the registration statement of American Century Quantitative Equity Funds, Inc., was filed with the Securities and Exchange Commission. This amendment registered a new fund, NT Disciplined Growth Fund, effective March 19, 2015, and describes the characteristics of the new fund.